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                                                                  EXHIBIT 11

                               CATERPILLAR INC.
                     AND CONSOLIDATED SUBSIDIARY COMPANIES

                      COMPUTATIONS OF EARNINGS PER SHARE

                       FOR THE YEARS ENDED DECEMBER 31,
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                                                                                     1995        1994       1993
                                                                                     ----        ----       ----
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I.   Net profit for year (millions of dollars):..................................   $ 1,136     $  955     $  652
                                                                                    =======     ======     ======

II.  Determination of shares (millions):
     Weighted average number of common shares outstanding........................     198.4      203.0      202.7
     Shares issuable on exercise of stock options, net of shares assumed to be
       purchased out of proceeds at average market price.........................       1.7        2.1        2.2
                                                                                    -------     ------     ------
     Average common shares outstanding for fully diluted computation.............     200.1      205.1      204.9
                                                                                    =======     ======     ======

III. Profit per share of common stock:
     Assuming no dilution........................................................   $  5.72     $ 4.70     $ 3.21
     Assuming full dilution......................................................   $  5.67     $ 4.65     $ 3.18
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